Exhibit 10.1

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this ___ day of March, 2010, by and among, Aultra Gold, Inc., a publicly-owned Nevada corporation (“Aultra Gold”), Shamika Gold Inc., a Canadian corporation (“Shamika”) and each of the equityholders of Shamika (the “Shamika Holders”). (Aultra Gold, Shamika, and the Shamika Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, Aultra Gold is a publicly-owned Nevada corporation with 967,467 shares of common stock, par value $0.001 per share, issued and outstanding (the “Aultra Gold Common Stock”) and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “AGDI”.

WHEREAS, Shamika is a Canada corporation, all of the outstanding equity of which (the “Shamika Shares”), is owned as of the date hereof by all the Shamika Holders.

WHEREAS, Aultra Gold shall acquire all of the Shamika Shares from the Shamika Holders solely in exchange for the issue by Aultra Gold to the Shamika Holders of an aggregate of 25,500,000 newly issued shares of Aultra Gold Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

           WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the Shamika Holders on a pro rata basis, in proportion to the ratio that the number of Shamika Shares held by such Shamika Holder bears to the pro rata portion of Shamika equity held by all the Shamika Holders as of the date of the Closing as set forth in Schedule I hereto forming an integral part of this Agreement (“Schedule I”).

WHEREAS, upon Closing, Shamika will be a wholly-owned subsidiary of Aultra Gold and the Exchange Shares issued to the Shamika Holders will represent fifty-one percent (51%) of the total outstanding shares of Aultra Gold Common Stock on a fully-diluted basis.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PLAN OF EXCHANGE

1.1 The Exchange.  At the Closing (as hereinafter defined), all of the Shamika Shares issued and outstanding immediately prior to the Closing Date shall be exchanged for 25,500,000 shares of Aultra Gold Common Stock.  From and after the Closing Date, the Shamika Holders shall no longer own any Shamika Shares and the Shamika Holders’ former pro rata holding of the Shamika Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement. The parties hereto therefore acknowledge and agree that in consideration of, and as full and integral payment of the Shamika Shares exchanged, assigned and transferred hereunder at Closing, Aultra Gold shall simultaneously issue the Exchange Shares to the Shamika Holders as fully paid and non-assessable in such number as corresponds to their respective share of the Shamika Shares exchanged, assigned and transferred to Aultra Gold and that the consideration for the issue of the Exchange Shares shall be the equivalent of the paid-up capital of the Shamika Shares for the Shamika Holders, the whole as set forth under Schedule I. The parties hereby further agree that if the “Fair Market Value” of the Shamika Shares exchanged, assigned and transferred hereunder, as at the effective date hereof, as determined by any tax authority or court of competent jurisdiction differs from that established by the parties hereto, then, subject to the Tax Indemnity contemplated under Section 4.9 hereof, the parties shall adjust the number of Exchange Shares in such manner as to give effect to the decision of said tax authority or court of competent jurisdiction, as the case may be.

1.2 No Dilution.  Except as set forth herein, Aultra Gold shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Aultra Gold Common Stock between the date of this Agreement and the Closing.

1.3 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement (“Transactions”) shall occur immediately following the execution of this Agreement provided the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4 Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.3, 6.5 and 6.6, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by Shamika.

1.5 Standstill.

Until the earlier of the Closing or May 31, 2010 (the “No Shop Period”), neither Shamika nor the Shamika Holders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of Shamika to or with any other entity or person, except as contemplated by the Transactions, other than sales of goods and services by Shamika in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than Aultra Gold, and its authorized agents and representatives) any nonpublic information concerning Shamika or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of Shamika.  If either Shamika or any of the Shamika Holders shall receive any unsolicited communication or offer, Shamika or the Shamika Holders, as applicable, shall immediately notify Aultra Gold of the receipt of such communication or offer.

During the No-Shop Period, Aultra Gold will not (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of Aultra Gold to or with any other entity or person, except as contemplated herein, other than sales of goods and services by Aultra Gold in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than Shamika, and its authorized agents and representatives) any nonpublic information concerning Aultra Gold or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of Aultra Gold.  If either Aultra Gold or any of Aultra Gold’s shareholders shall receive any unsolicited communication or offer, Aultra Gold or such Aultra Gold stockholder, as applicable, shall immediately notify Shamika of the receipt of such communication or offer.

1.6 Director and Officer Resignations.  At Closing, the directors and officers of Aultra Gold shall tender their resignations to the Board of Directors, and new directors and officers designated by the Shamika Holders shall be appointed as the new directors and officers of Aultra Gold.

1.7 Exemption From Registration. Aultra Gold and Shamika intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SHAMIKA

Shamika represents and warrants to Aultra Gold that the statements contained in this Article II are true and correct to the knowledge of Shamika. For purposes of this Article II, the phrase “to the knowledge of Shamika” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Shamika immediately before the Closing.

2.1 Organization.  Shamika is a corporation duly organized, validly existing, and in good standing under the laws of Canada.  Shamika has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Shamika Material Adverse Effect (as defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Shamika’s organizational documents.  Shamika has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. Shamika has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Organization, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “Shamika Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Shamika or its subsidiaries taken as a whole.

2.2 Capitalization. The authorized capital stock of Shamika consists of an unlimited number of Class A shares (common stock) and of an unlimited number of Class B shares (preferred stock).  As of the date of this Agreement, 13,235305 Class A shares of the share capital of Shamika constitute the only issued and outstanding shares of the share capital of Shamika. All of the issued and outstanding Shamika Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no notes or other indebtedness convertible into shares of any class of the Shamika’s capital stock, outstanding or authorized options, warrants, rights, agreements or commitments to which Shamika is a party or which are binding upon Shamika providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Shamika. There are no agreements to which Shamika is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Shamika. To the knowledge of Shamika, there are no agreements among other parties, to which Shamika is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Shamika. All of the issued and outstanding Shamika Shares were issued in compliance with applicable federal and state provincial laws relevant to Shamika’s existence.

2.3 Financial Statements.

(a)           Shamika has not filed any local income tax returns as no such returns are required to be filed by it in respect of the period from its inception to the date hereof.

(b)           Shamika has no liabilities with respect to the payment of federal, provincial, municipal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which Shamika may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any taxes has been proposed, asserted or assessed against Shamika.  There has been no tax audit, nor has there been any notice to Shamika by any taxing authority regarding any such tax audit, or, to the knowledge of Shamika, is any such tax audit threatened with regard to any taxes or Shamika tax returns.  Shamika does not expect the assessment of any additional taxes of Shamika for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of Shamika.

(d)           Shamika shall have provided to Aultra Gold the unaudited balance sheets of Shamika as of, and the unaudited statements of income, shareholders’ equity and cash flows of Shamika for the period ended February 16, 2010 (the “Shamika Balance Sheet Date”), (the “Shamika Financial Statements”).  The Shamika Financial Statements have been prepared from the books and records of Shamika in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Shamika and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and, to the knowledge of Shamika, to the extent that the Shamika Financial Statements have been prepared in accordance with GAAP, they comply as to form with the applicable rules and regulations of the SEC for inclusion of such Shamika Financial Statements in the Aultra Gold filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of Shamika and the Subsidiaries (as defined herein), except as provided in the notes thereto.

(e)           The books and records, financial and otherwise, of Shamika are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4 Disclosure. No representation or warranty by Shamika contained in this Agreement or in any of the Transactions documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Shamika pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Shamika has disclosed to Aultra Gold all material information relating to the business of Shamika or any Subsidiary or the transactions contemplated by this Agreement.

2.5 Undisclosed Liabilities. Neither Shamika nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Shamika balance sheets referred to in Section 2.3, (d) liabilities which have arisen since the Shamika Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of Shamika’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6 Absence of Certain Changes or Events.

(a)  except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Shamika or any Subsidiary; or (ii) any damage, destruction, or loss to Shamika or any Subsidiary (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Shamika or any Subsidiary;

(b)  Shamika or any Subsidiary has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent Shamika consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of Shamika or any Subsidiary; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Shamika, threatened by or against Shamika or any Subsidiary, or affecting Shamika or any Subsidiary, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Shamika or any Subsidiary is a party or to which any of its properties or operations are subject.

2.9 Contracts.  Shamika has provided, or will provide Aultra Gold, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which Shamika is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10 Compliance With Laws and Regulations.  Shamika has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Shamika.

2.11 Approval of Agreement.  The board of directors of Shamika (“Shamika Board”) and the Shamika Holders have authorized the execution and delivery of this Agreement by Shamika and have approved the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shamika and constitutes a valid and binding obligation of Shamika, enforceable against Shamika in accordance with its terms.

2.12 Title and Related Matters.  Shamika has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Shamika balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent.

2.13 Governmental Authorizations.  Shamika is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and provincial securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Shamika of this Agreement and the consummation by Shamika of the transactions contemplated hereby.

2.14 Continuity of Business Enterprises.  Shamika has no commitment or present intention to liquidate Shamika or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15 Ownership of Shamika Shares.  The Shamika Holders are the legal and beneficial owners of 100% of the Shamika Shares in their respective proportions set forth under Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Shamika Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective Shamika Shares; and delivery of such Shamika Shares at the Closing will convey to Aultra Gold good and marketable title to such Shamika Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances, except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such Shamika Shares being held by Aultra Gold.

2.16 Brokers. Shamika has not entered into any contract with any person, firm or other entity that would obligate Shamika or Aultra Gold to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17 Subsidiaries and Predecessor Corporations. Shamika has no subsidiaries, except for Shamika Gold Mining sprl (the “Subsidiary”).  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

2.18 Intellectual Property.  Shamika owns or has the right to use all Intellectual Property (as defined below) necessary to operate its business under the name “Shamika” (“Shamika Intellectual Property”). Each item of Shamika Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Shamika has taken all reasonable measures to protect the proprietary nature of each item of Shamika Intellectual Property. To the knowledge of Shamika, (a) no other person or entity has any rights to any of Shamika Intellectual Property owned by Shamika, except pursuant to agreements or licenses entered into by Shamika and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of Shamika Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all trade names, domain names and applications and registrations therefor.

2.19 Certain Business Relationships With affiliates. Except as contemplated by employment agreements, consulting agreements, property option agreements and the agreements contemplated by the transaction: (i) no affiliate of Shamika or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Shamika or any Subsidiary, (b) has any claim or cause of action against Shamika or any Subsidiary, or (c) owes any money to, or is owed any money by, Shamika or any Subsidiary, save and except for the claims disclosed in the Shamika Financial Statements.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AULTRA GOLD

Aultra Gold represents and warrants to Shamika that the statements contained in this Article III are true and correct:

3.1 Organization.  Aultra Gold is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Aultra Gold’s Articles of Incorporation or bylaws. Aultra Gold has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Aultra Gold has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2 Capitalization. The authorized capital stock of Aultra Gold consists of 51,000,000 shares of capital stock, consisting of 50,000,000 shares of Aultra Gold Common Stock, and 1,000,000 shares of preferred stock par value $0.0001 per share (the “Preferred Stock”).  Immediately prior the Closing, there shall be approximately 967,467 shares of Aultra Gold Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. Aultra Gold Common Stock is presently eligible for quotation and trading on the Over-the-Counter Bulletin Board.  All of the issued and outstanding shares of Aultra Gold Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Aultra Gold is a party or which are binding upon Aultra Gold providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Aultra Gold. There are no agreements to which Aultra Gold is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Aultra Gold. To the knowledge of Aultra Gold, there are no agreements among other parties, to which Aultra Gold is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Aultra Gold. All of the issued and outstanding shares of Aultra Gold Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

3.3 Due Issuance of the Exchange Shares.  Aultra Gold hereunder warrants to the Shamika Holders that, upon their issuance hereunder, the Exchange Shares shall be duly issued to each of the Shamika Holders in accordance with all applicable laws and that all requisite corporate actions is this regard shall have been duly accomplished and that the Shamika Holders shall hold a good, valid and marketable title to the Exchange Shares, free and clear of any liens or claims of whomsoever for any reason whatsoever.

3.4 Financial Statements.  The audited financial statements and unaudited interim financial statements of the Aultra Gold included in the Aultra Gold Reports (collectively, the “Aultra Gold Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements, and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Aultra Gold as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Aultra Gold.

3.5 Securities Act and Exchange Act Filings.  All of the following filings of Aultra Gold are available on the Commission’s website: (a) effective Registration Statement on Form SB-2, which contains audited financial statements for the period January 26, 2005 (inception) through April 30, 2005 as filed with the SEC (SEC File No. 333-126748), (b) Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008, which contains audited financial statements for the period January 26, 2005 (inception) through December 31, 2008, and (c) all other reports filed by Aultra Gold under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by Aultra Gold under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 21, 2005 (such documents are collectively referred to herein as the “Aultra Gold Reports”). The Aultra Gold Reports constitute all of the documents required to be filed by Aultra Gold under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 10, 2008 through the date of this Agreement. Aultra Gold Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each Aultra Gold Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, Aultra Gold Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6 Undisclosed Liabilities. Neither Aultra Gold nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for the following liabilities which Aultra Gold hereby agrees and undertakes to settle or otherwise eliminate prior to Closing (a) liabilities shown on the Aultra Gold Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the Aultra Gold Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of Aultra Gold’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.7 Absence of Certain Changes or Events.  Except as described herein:

(a) There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of Aultra Gold (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Aultra Gold;

(b) Aultra Gold has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Aultra Gold; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) Aultra Gold has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Aultra Gold balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Aultra Gold; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d) Aultra Gold has no assets, liabilities or accounts payable of any kind or nature, actual or contingent as of the Closing Date; and

(e) Aultra Gold has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Aultra Gold.

3.8 Title and Related Matters.  Aultra Gold has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Aultra Gold balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:

(a) statutory liens or claims not yet delinquent; and

(b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.9 Litigation and Proceedings.  Except as set forth herein, there are no actions, suits, or proceedings, of any nature whatsoever, pending or threatened by or against or affecting Aultra Gold, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.10 Contracts.  Aultra Gold is not a party to any material contract, agreement, or other commitment.

3.11 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Aultra Gold is a party or to which it or any of its assets or operations are subject.

3.12 Governmental Authorizations.  Aultra Gold is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Aultra Gold of this Agreement and the consummation by Aultra Gold of the transactions contemplated hereby.

3.13 Compliance With Laws and Regulations. Each of Aultra Gold and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Aultra Gold Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and affiliates of Aultra Gold have not, been the subject of, nor does any officer or director of Aultra Gold have any reason to believe that Aultra Gold or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of Aultra Gold have any reason to believe that Aultra Gold or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f) does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g) is not a “blank check Company” as such term is defined by Rule 419 of the Securities Act.

3.14 Insurance.  Aultra Gold owns no insurable properties and carries no casualty or liability insurance. Notwithstanding the foregoing, no circumstance exists that would prevent Aultra Gold from carrying casualty or liability insurance of any nature whatsoever.

3.15 Approval of Agreement.  The board of directors of Aultra Gold (the “Aultra Gold Board”) has authorized the execution and delivery of this Agreement by Aultra Gold and has approved this Agreement and the transactions contemplated hereby.

3.16 Material Transactions of Affiliates.  Except as disclosed herein, there exists no material contract, agreement, or arrangement between Aultra Gold and any person who was at the time of such contract, agreement, or arrangement, an officer, director, or person owning of record or known by Aultra Gold to own beneficially, 10% or more of the issued and outstanding common stock of Aultra Gold and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of Aultra Gold has, or has had during the last preceding full fiscal year, any known interest in any material transaction with Aultra Gold which was material to the business of Aultra Gold. Aultra Gold has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.17 Employment Matters.  Aultra Gold has no employees.

3.18 Brokers.  Aultra Gold has not entered into any contract with any person, firm or other entity that would obligate Shamika or Aultra Gold to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.19 Subsidiaries.  Aultra Gold has no Subsidiaries.

3.20 Disclosure. No representation or warranty by Aultra Gold contained in this Agreement or in any of the Transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of Aultra Gold pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Aultra Gold has disclosed to Shamika all material information relating to the business of Aultra Gold or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV

SPECIAL COVENANTS

4.1 Split-Off. At the Closing, Aultra Gold shall assign to all of rights title and interest to a monthly net smelter royalty of two percent (2%) upon all gold, silver, copper, or other metals produced and sold from its Jungo Property in Nevada to its affiliate, Dutch Gold Resources, Inc., a publicly owned Nevada corporation (“Dutch Gold”) in exchange for the assumption by Dutch Gold of all of the Aultra Gold’s liabilities except for: (i) advances made by Aultra Gold’s former principal officer and director, Rauno Perttu in the aggregate amount of $618,318 which shall be retired in exchange for the issuance to Perttu shares of Aultra Gold common stock; and (ii) a promissory note in the original, principal amount of $250,000 in favor of Dutch Gold on October 1, 2009, which shall be retired in exchange for the issuance to Dutch Gold of 2,500,000 shares of Aultra Gold common stock.  In connection with the foregoing, following the issuance of the shares of Aultra Gold common stock in consideration for the retiring of the above claims, (a) both Rauno Perttu and Dutch Gold shall provide Aultra Gold with a definitive release and waiver of claims in respect of any and all claims they may have against Aultra Gold, including any claims originating from the said advances made by Rauno Perttu in the aggregate amount of $618,318. and the promissory note in the original, principal amount of $250,000 in favor of Dutch Gold and b) the shares of Aultra Gold Common Stock owned by the Shamika Holders will represent fifty-one percent (51%) of the total outstanding shares of Aultra Gold Common Stock, on a fully-diluted basis.

4.2 Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of Shamika and Aultra Gold shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date, if such Current Report was filed before the Closing Date.

4.3 Actions of Aultra Gold Shareholders.  Prior to the Closing, Aultra Gold shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of Aultra Gold:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

4.4 Actions of Shamika.  Prior to the Closing, Shamika shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of Shamika:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

4.5 Access to Properties and Records.  Aultra Gold and Shamika will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of Aultra Gold or Shamika in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Aultra Gold or Shamika as the other shall from time to time reasonably request.

4.6 Delivery of Books and Records.  At the Closing, Aultra Gold shall deliver and/or cause to be delivered to Shamika, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Aultra Gold.

4.7 Actions Prior to Closing by both Parties.

(a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, Aultra Gold and Shamika will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees if required by Shamika, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither Aultra Gold nor Shamika will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of Shamika, or in Section 3.6, in the case of Aultra Gold (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.8 Indemnification.

(a) Shamika hereby agrees to indemnify Aultra Gold and each of the officers, agents and directors of Aultra Gold as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b) Aultra Gold hereby agrees to indemnify Shamika and each of the officers, agents and directors of Shamika as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.7.

4.9 Tax Indemnity.  Aultra Gold hereby agrees to indemnify the Shamika Holders and Shamika and each of the officers, agents and directors of Shamika as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all tax, interest, penalties, and expenses whatsoever reasonably incurred as a party to, and/or in, investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any tax resulting from a capital gain from the exchange of the Shamika Shares for the Exchange Shares (the “Tax Indemnity”).  The Tax Indemnity provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby.  No obligation for the Tax Indemnity on the part of Aultra Gold shall be incurred until an adjudication from the Minister of National Revenue of Canada, the Minister of Revenue of Québec or a court of competent jurisdiction is rendered that the Shamika Holders shall incur tax interest and/or penalties as a result of the Exchange.

4.10 Information Provided to Shamika Holders.  Shamika shall prepare, with the cooperation of Aultra Gold, information to be sent to the Shamika Holders in connection with receiving their approval of this Agreement and the Transactions contemplated hereby. Such information shall constitute a disclosure of the offer and issuance of the Exchange Shares. Aultra Gold and Shamika shall each use reasonable best efforts to cause information provided the Shamika Holders to comply with applicable federal, provincial and state securities laws requirements. Each of Aultra Gold and Shamika agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the Shamika Holders. Shamika will promptly advise Aultra Gold, and Aultra Gold will promptly advise Shamika, in writing if at any time prior to the Closing Date either Shamika or Aultra Gold shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of Shamika that the Shamika Holders approve the Share Exchange and this Agreement and the conclusion of the Board of Directors of Shamika that the terms and conditions of the Share Exchange are advisable and fair and reasonable to the Shamika Holders. Anything to the contrary contained herein notwithstanding, Shamika shall not include in the information sent to the Shamika Holders any information with respect to Aultra Gold or its affiliates or associates, the form and content of which information shall not have been approved by Aultra Gold prior to such inclusion.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF AULTRA GOLD

The obligations of Aultra Gold under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1 Accuracy of Representations; Performance.  The representations and warranties made by Shamika in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Shamika shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Shamika prior to or at the Closing. Aultra Gold may request to be furnished with a certificate, signed by a duly authorized officer of Shamika and dated the Closing Date, to the foregoing effect.

5.2 Officer’s Certificates.  Aultra Gold shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Shamika to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Shamika threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, by or against Shamika which might result in any material adverse change in any of the assets, properties, business, or operations of Shamika.

5.3 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Shamika, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4 Other Items.

Aultra Gold shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Aultra Gold may reasonably request.

(a) Complete and satisfactory due diligence review of Shamika by Aultra Gold.

(b) Approval of the Transactions by the Shamika Board of Directors and the Shamika Holders.

(c) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from Shamika’s lenders, creditors, vendors and lessors.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAMIKA

The obligations of Shamika under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1 Amendment of Aultra Gold’s Articles of Incorporation.  Aultra Gold shall have filed an amendment to its Articles of Incorporation so that upon the filing thereof, Aultra Gold shall have authorized 50,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share.

6.2 Accuracy of Representations; Performance.  The representations and warranties made by Aultra Gold in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Aultra Gold shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Aultra Gold prior to or at the Closing.  Shamika shall have been furnished with a certificate, signed by a duly authorized executive officer of Aultra Gold and dated the Closing Date, to the foregoing effect.

6.3 Officer’s Certificate.  Shamika shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Aultra Gold to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Aultra Gold threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.4 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Aultra Gold nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Aultra Gold.

6.5 Good Standing.  Shamika shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Aultra Gold is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.6 Other Items.

(a) Shamika shall have received a stockholder list of Aultra Gold containing the name, address, and number of shares held by each Aultra Gold stockholder as of the date of Closing certified by an executive officer of Aultra Gold as being true, complete, and accurate by Aultra Gold transfer agent.

(b) Shamika shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Shamika may reasonably request, including a legal opinion from Aultra Gold legal counsel, satisfactory to legal counsel to Shamika and the Shamika Holders dealing with all matters relating to (i) the incorporation, organization and good standing of Aultra Gold in respect of all laws relevant to its existence (including the Exchange Act), business and operations; (ii) the enforceability of the Agreement in accordance with its terms; (iii) the binding effect and legal validity of all the Transactions and provisions contemplated by this Agreement; (iv) the validity of the issuance and allotment of the Exchange Shares to the Shamika Holders such that, pursuant to this Agreement they will be the owners of 51% of the Common Stock of Aultra Gold, with good and marketable title, free and clear of any liens, encumbrances or rights of anyone whomsoever of any nature whatsoever.

(c) Complete and satisfactory due diligence review of Aultra Gold by Shamika.

(d) Approval of the Transactions by the Aultra Gold Board.

(e) There shall have been no material adverse changes in Aultra Gold, financial or otherwise, such that, at Closing, Aultra Gold shall have no assets and no liabilities of any nature whatsoever.

(f) There shall be no Aultra Gold Capital Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “Aultra Gold Capital Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from Aultra Gold, or obligating Aultra Gold to issue, any shares of any class of the capital stock of Aultra Gold or any securities convertible into or exchangeable for such shares.

(g) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from Aultra Gold’s lenders, creditors; vendors, and lessors.

ARTICLE VII

TERMINATION

7.1 Termination.

(a)           This Agreement may be terminated by either the Shamika Board or the Aultra Gold Board at any time prior to the Closing Date, if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of Shamika and Aultra Gold, respectively, in the assets, properties, business, or financial condition of Shamika and Aultra Gold, which could have a materially adverse affect on the value of the business of Shamika and Aultra Gold respectively. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by May 31, 2010; or (v) if Aultra Gold shall not have provided responses satisfactory in Shamika’s reasonable judgment to Shamika’s request for due diligence materials.

(b)           This Agreement may be terminated at any time prior to the Closing by action of the Aultra Gold Board if Shamika shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Shamika contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to Shamika. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Shamika shall bear its own costs as well as the costs incurred by Aultra Gold in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

(c)           This Agreement may be terminated at any time prior to the Closing by action of the Shamika Board if Aultra Gold shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Aultra Gold contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to Aultra Gold.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Aultra Gold shall bear its own costs as well as the costs of Shamika incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

8.2 Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3 Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4 Confidentiality.  Aultra Gold, on the one hand, and Shamika and the Shamika Holders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. Aultra Gold and Shamika agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5 Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by Shamika and Aultra Gold after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the Shamika Holders shall be borne by Aultra Gold.

8.6 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7 Third Party Beneficiaries.  This contract is solely between Aultra Gold, Shamika and the Shamika Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9 Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

AULTRA GOLD, INC. By:_____________________________ Name: Title:	SHAMIKA GOLD INC. By:_____________________________ Name: Title:

THE SHAMIKA HOLDERS,

SHAMIKA RESSOURCES INC. By:_____________________________ Name: Robert VIVIAN Title: President	_____________________________ ROBERT VIVIAN
_____________________________ ROBERT MUONGO	_____________________________ HILLARY MUONGO

SCHEDULE I

	Pro rata	No of Shamika	Conversion	No of Aultra Gold	Paid-Up
Shamika Holders	Portion	Class A Shares	Factor	Common Shares	Capital

Robert Vivian	0.637854586652895%	84,422	1.926665083	162,653	$8.44
Shamika Resources Inc.	96.333254125991100%	12,750,000	1.926665083	24,564,980	$1,275.00
Robert Muongo	2.725702203311520%	360,755	1.926665083	695,054	$36.08
Hillary Muongo	0.303189084044531%	40,128	1.926665083	77,313	$4.01
TOTAL	100%	13,235,305		25,500,000	$1,323.53